Exhibit 99.4

DEED OF ADHERENCE

THIS DEED is made the day of 29 May 2024 by STT Garnet Pte. Ltd. (the “Assignee”) and is supplemental to the Investor Rights Agreement dated as of June 26, 2020, as amended by the letter agreement dated August 4, 2020 and the letter agreement dated February 20, 2022, each between GDS Holdings Limited and STT GDC Pte. Ltd. (collectively and as may be further amended, restated or supplemented from time to time, the “Investor Rights Agreement”).

WITNESSETH as follows:

Assignee confirms that it has been provided with a copy of the Investor Rights Agreement and all amendments, restatements and supplements thereto and hereby covenants with each of the parties to the Investor Rights Agreement from time to time to observe, perform and be bound by all the terms and conditions of the Investor Rights Agreement which are capable of applying to Assignee to the intent and effect that Assignee shall be deemed as and with effect from the date hereof to be a party to the Investor Rights Agreement and to be subject to the obligations thereof.

The address and facsimile number at which notices are to be served on Assignee under the Investor Rights Agreement and the person for whose attention notices are to be addressed are as follows:

STT Garnet Pte. Ltd.

Address: 1 Temasek Avenue

#33-01 Millenia Tower

Singapore 039192

Email: STT_Legal@sttelemedia.com

Facsimile: +65 6720 7220

Attention: Company Secretary

with a copy to:

Latham & Watkins LLP

Address: 9 Raffles Place, #42-02 Republic Plaza,

Singapore 048619

Email: sharon.lau@lw.com

Facsimile: +65 6536-1171

Attention: Sharon Lau, Esq.

Words and expressions defined in the Investor Rights Agreement shall have the same meaning in this Deed. This Deed shall be governed by and construed in accordance with the law of the State of New York.

This Deed shall take effect as a deed poll for the benefit of the Company, Investor and any other parties to the Investor Rights Agreement, simultaneously with the effectiveness of the Investor Rights Assignment Agreement, a copy of which is attached hereto as Schedule 1 (the “IRAA”), and on the date of completion of the transfer of the Subject Securities (as defined in the IRAA) from the Investor to the Assignee.

IN WITNESS whereof the Assignee has executed this Deed the day and year first above written.

EXECUTED and DELIVERED as a DEED by

STT GARNET PTE. LTD.

in accordance with Section 41B(1) of

the Companies Act 1967 of Singapore

/s/ Lee Aik Ghee Lee Aik Ghee Director	/s/ Sean Seto Name: Sean Seto Witness

[Signature page to Deed of Adherence]

SCHEDULE 1

INVESTOR RIGHTS ASSIGNMENT AGREEMENT